Exhibit 10.18

Corporation

1735 Market Street

Philadelphia, PA, 19103

October 23, 2009

Mr. Pierre Brondeau

1515 Mt. Pleasant Road

Villanova, PA. 19085

Dear Pierre:

On behalf of the Board of Directors and in accordance with the terms and conditions outlined in this letter and the attached term sheet, I am pleased to offer you the position of President and Chief Executive Officer (CEO) of FMC Corporation (“the Company”), effective January 1, 2010. This position is located at the Corporate Headquarters in Philadelphia, PA.

In your role as President and CEO you will report to the Board of Directors and serve as an elected board member. It is the Board’s intention, subject to then acceptable governance practices, to elect you Chairman of the Board upon the retirement of the current Chairman, but not later than October 2010.

As President and CEO you will be responsible for supervision and control of all business affairs of the Company, subject to direction from the Board. It is understood and agreed that your employment is not for any specific duration and may be terminated, at will, by either you or the Company. If you are terminated by the Company and such termination is not for cause, you would receive severance consisting of 24 months of base salary and 12 months benefits continuation at the active employee rates.

This employment offer and the attached term sheet are intended to comply with the requirements of Section 409A of the Internal Revenue Code (Code) or an exemption or exclusions therefrom, and with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this employment offer and the attached term sheet shall be treated as a separate payment for purposes of Section 409A of the Code. All amounts and benefits that constitute “deferred compensation” that are payable or provided upon your termination of employment shall only be paid or provided if such termination is a “separation from service” within the meaning of Section 409A. In the event that you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under this Agreement during the six-month period immediately following the date of termination of employment shall instead be paid or provided on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that you have submitted documentation for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than your remaining lifetime.

As a new hire, you will be eligible to participate in Company’s medical plans on the first of the month following a full month of employment. All other benefits begin immediately. Company provided benefits include: medical, dental, life insurance, short and long-term disability, an executive long-term disability plan, Savings and Investment plans, paid vacation and holidays.

This employment offer is contingent on the following:

•	Satisfactory completion of reference and background checks, which have been verified as of this date.

•

Satisfactorily passing a substance abuse test and a post-offer employment physical. Please contact Karen Smith at 609-963-6600 to make arrangements for this work. This assessment and drug screening should take place a minimum of seven working days prior to the anticipated start date of your employment.

•

Providing proof that you have a legal right to work in the United States. Please read the enclosed List of Acceptable Documents for employment Eligibility Verification and bring the appropriate documentation on your first day of employment.

•	Signing Business Conduct Guidelines/Code of Ethics and Proprietary Information Agreements.

There may be other employment-related issues not specifically addressed here, and I would ask you to work with Ken Garrett, the Company’s Vice President of Human Resources, (215) 299-6021 or me at (970) 799-1630 to address any outstanding issues.

On behalf of the Board, we are excited that you have agreed to lead this great Company and look forward to working with you. Please sign in the space provided below to formally accept this offer and return the original to Mr. Garrett in the self-addressed envelope provided.

Sincerely,

Edward J. Mooney

cc:	Kenneth R. Garrett
William G. Walter

I accept the position as offered under the terms and conditions outlined here and in the attached documents.

/s/ Pierre R. Brondeau Name	November 4, 2010 Date

Employment Offer and Term Sheet for Mr. Pierre Brondeau

President and Chief Executive Officer, FMC Corporation October 23, 2009

Compensation Elements	Terms

I. Annual Cash Compensation • Base Salary	• $900,000, reviewed annually beginning February 2011
• Target Annual Incentive	• Target: 100% of salary ($900,000) • Maximum: 200% of salary • Two part plan based on Corporate financial measures and individual annual objectives TBD by the Compensation Committee
Target Annual Cash Compensation	• $1,800,000
II. Long-Term Incentives	• Award size based on performance and market data • February 2010 grant date value approximately $2,500.000 • 33.3% stock options • 33.3% restricted stock units • 33.3% performance—based cash
• Stock Options	• 2010 option grant based on Black-Scholes value at date of grant • 3-year cliff vesting
• Restricted Stock Units	• 3-year cliff vesting
• Performance-Based Cash

•   Based on a relative measure of Total Shareholder Return (TSR) versus established peer group of Chemical companies

•   Three-year overlapping performance period

•   Payout determined on point to point measure of TSR

Annualized Value of Long-Term Incentives at target	• $2,500,000
Annualized target total compensation (excluding benefits and perquisites)	• $4,300,000

FMC Corporation Confidential - October 23, 2009	Page 1

III. Benefits and Perquisites - Current Policy for Senior Executives

• Savings and Investment Plan (Qualified 401(k) Plan)

•   Pretax and after tax contributions allowed up to IRC earnings and deferral limits

•   Company matches 80% on first 5% of employee contributions

•   Company contributions vest ratably over five year period or at age 55

•   Fidelity Investments serves as the plan administrator—26 investment choices

•   Core Company contributions of an additional 5% of eligible earnings for employees hired after July 1, 2007

• Savings and Investment Plan (Nonqualified Defined Contribution Plan)

•   Core Company contributions of eligible earnings above IRC earnings limits

•   Salary and Annual Incentive Pay Deferral option (non-matching feature)

•   Voluntary salary deferral in excess of IRC earnings limits—eligible for company match

• Financial counseling and tax preparation	• $25,000 annually

• Vacation and paid Holidays	• Vacation allowance of 25 days • Company observes 11 paid holidays

• Use of corporate aircraft	• Available for business use as required • Available for person use at employee expense

• Country Club Membership	• Company paid membership provided

IV. Sign-On Compensation Elements • Restricted Stock Units	• $3,000,000 value at date of grant, January 1, 2010 (expected start date) • Three-year cliff vesting

V. Other Considerations • General Severance and Change-in-Control (CIC) Severance Protection

•   Severance as described in the offer letter, paid a as lump sum within 30 days of termination

•   Termination, not for cause, occurring after the first year paid as 12 month’s base salary, 12 months annual incentive, at target and continuation of benefits for 12 months

•   Severance upon involuntary or constructive termination within 2 years of a CIC: Terms same as others executive

•   Upon retirement, if age 62 or older and ten years of service, unvested options will vest.

• Other Provisions	• Confidentiality, noncompete, and nonsolicitation provisions for one year, as required

FMC Corporation Confidential - October 23, 2009	Page 2

Other Items

•   Stock ownership requirements:

•   Current four times base salary

•   Five years to achieve target

•   Restricted shares/units and shares purchased/owned outright or within the Savings and Investment Plan count toward the guideline

Annual Incentive

Below are the CEOs performance measures and weightings for the current year.

60%	40%
Net Income from Continuing Operations before Special Charges	Individual Objectives

Below is a performance and payout matrix of the cash component of the 2009-2011 Long-term Incentive Award.

Relative Total Shareholder Return
Percentile Ranking	% of Target Earned
> 80th	200

50th	100

>35th	50

FMC Corporation Confidential - October 23, 2009	Page 3